Exhibit 99.1

News Release

Contacts:	John Aglialoro Chairman and CEO 508-533-4300

CYBEX INTERNATIONAL, INC. ANNOUNCES

THE REFINANCING OF ITS CREDIT FACILITY

MEDWAY, MA, July 17, 2003—Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported that it has successfully refinanced in full its prior credit facility. Cybex’ new credit arrangements include a $19,000,000 working capital and term loan facility from CIT Group/Business Credit, Inc. and a $11,000,000 mortgage loan from Hilco Capital LP. As part of the refinancing, Cybex’ principal shareholder, UM Holdings Ltd, exchanged $4,900,000 of subordinated notes for a new series of Cumulative Convertible Preferred Stock, and provided additional credit support.

John Aglialoro, Chairman and CEO, stated “The new credit facility removes a major uncertainty for the Company and provides Cybex with liquidity to pursue its business plan. We appreciate the confidence shown in us by CIT, Hilco and UM.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. Cybex and the Cybex Institute, a training and research facility, are dedicated to improving human performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user – from the professional athlete to the rehabilitation patient – to improve their daily human performance. For more information on Cybex and its product line, please visit the Company’s web site at www.eCybex.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facility and to refinance such credit facility, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, and its proxy statement dated April 22, 2003.